Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

RESTATED CERTIFICATE OF INCORPORATION

OF

KEMET CORPORATION

Pursuant to Section 242 of

the General Corporation Law of the

State of Delaware

KEMET CORPORATION, a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “Company”), does hereby certify as follows:

FIRST: The Restated Certificate of Incorporation of the Company be amended by adding a new paragraph A. to Section 1. of Article Four to read as follows:

A. Reverse Stock Split.

Each three (3) shares of the Common Stock issued and outstanding on the effective date of this Certificate of Amendment shall automatically be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock, without any action by the holder thereof, subject to the treatment of fractional interests as described below (the “Reverse Stock Split”). No certificates representing fractional shares of Common Stock shall be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional share interests of Common Stock in connection with the Reverse Stock Split shall, with respect to such fractional interest, be entitled to receive cash, without interest, in lieu of fractional shares of Common Stock. Each certificate that prior to such combination represented shares of Common Stock (“Old Certificates”) shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined.

SECOND: This Certificate of Amendment was adopted by the approval of the stockholders of the Company at a special meeting of the stockholders held November 3, 2010 in accordance with the provisions of Sections 211 and 242 of the General Corporation Law of the State of Delaware.

THIRD:     The Certificate of Amendment shall be made effective on November 5, 2010 at 4:01 PM EDT.

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be duly executed this 5th day of November, 2010.

KEMET CORPORATION
By:	/s/ R. James Assaf
Name:	R. James Assaf
Title:	Vice President, General Counsel and Secretary